FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257991-04

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 04/05/22 09:15:56 UTC-4:00

Subject: NEW ISSUE CMBS: WFCM 2022-C62 *IO ANNOUNCEMENT*

WFCM 2022-C62 - PUBLIC NEW ISSUE

**IO ANNOUNCEMENT** $467.408 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
UBS SECURITIES LLC

CO-MANAGERS:	ACADEMY SECURITIES, INC.
DREXEL HAMILTON, LLC
SIEBERT WILLIAMS SHANK & CO., LLC

OFFERED CERTIFICATES - PUBLIC

		TOTAL	OFFERED	OFFERED
CLASS	FITCH/KBRA/MOODY'S	SIZE($MM)	SIZE($MM)	PROCEEDS($MM)	PX GUID
X-A	AAAsf/AAA(sf)/Aaa(sf)	372.330	358.926	~10.617	T+230 *
X-B	A-sf/AAA(sf)/NR	95.078	91.655	~ 0.335	AUCTION^ 4/6 11AM

*XA AND XB OFFERED AS A PACKAGE

^AUCTION PROCESS: BEST FOOT FORWARD; TOP 2 BIDDERS WILL SPLIT XA & XB AT THE COVER BID

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$531,901,217
NUMBER OF LOANS:	46
NUMBER OF PROPERTIES:	82
WA CUT-OFF LTV:	58.2%
WA BALLOON LTV:	56.1%
WA U/W NCF DSCR:	2.23x
WA U/W NOI DEBT YIELD:	11.1%
WA MORTGAGE RATE:	4.3758%
TOP TEN LOANS %:	48.6%
WA REM TERM TO MATURITY (MOS):	114
WA REM AMORTIZATION TERM (MOS):	359
WA SEASONING (MOS):	1

LOAN SELLERS:	LMF(27.3%), AREF(26.4%), BSPRT(16.0%), UBS AG(15.8%), WFB(14.4%)
TOP 3 PROPERTY TYPES:	RETAIL(30.0%), OFFICE(27.8%), INDUSTRIAL(11.6%)

TOP 5 STATES:	CA(27.3%), TX(16.3%), FL(7.2%), NY(6.8%), VA(5.0%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	ARGENTIC SERVICES COMPANY LP

DIRECTING CERTIFICATEHOLDER:	ARGENTIC SECURITIES INCOME USA LLC, AN AFFILIATE OF ARGENTIC REAL ESTATE FINANCE LLC AND ARGENTIC SERVICES COMPANY LP

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	AVAILABLE
PRESALE REPORTS:	AVAILABLE
ANTICIPATED PRICING:	APRIL 6, 2022
ANTICIPATED SETTLEMENT:	APRIL 18, 2022

Name PW

BBG/Trepp WFCM 2022-C62 WFC22C62

Intex WFC22C62 7h98jgiej5p84oeuz

CONFERENCE CALLS:	UPON DEMAND

LIVE GLOBAL INVESTOR CALL ON MONDAY, MARCH 28 AT 2 PM ET:

PARTICIPANT OPERATOR ASSISTED DIAL-IN

United States Toll-Free: +1 833 470 1428

United States Toll/International: +1 404 975 4839

Access Code: 924179

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-257991) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. Eastern Time) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see:

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